EXHIBIT 10.1

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan for President and CEO

As of January 1, 2009

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan – President

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Seattle’s Incentive Compensation Plan (Plan) is to achieve four objectives:

1.1.1	Promote the achievement of the Seattle Bank’s annual business goals in accordance with the business plan;

1.1.2	Link compensation to specific bankwide and individual performance measures;

1.1.3	Provide a competitive reward structure for officers and other exempt employees; and

1.1.4	Provide a vehicle for closer Board involvement and communication with management regarding Seattle Bank strategic plans.

1.2	The Plan is a cash-based, annual incentive plan that establishes individual award opportunities related to achievement of Seattle Bank and individual performance.

1.3	The award opportunity, Performance Measures, and other relevant information for a Plan Year are set forth in Appendix A.

2.0	Definitions

2.1	When used in this Plan, the following words and phrases shall have the following meaning:

2.1.1	Bank means the Federal Home Loan Bank of Seattle.

2.1.2	Base Salary is defined as the Participant’s normal rate of pay, including overtime, before any other add-ons (i.e. Bonuses, incentive pay, etc.) and after any adjustments (i.e. Leave w/o pay).

2.1.3	Board means the Seattle Bank’s Board of Directors.

2.1.4	Committee means the Executive Committee of the Board.

2.1.5	Disability means the Participant is receiving benefits under the Federal Home Loan Bank of Seattle’s Long Term Disability Plan.

2.1.6	Participant means the President of the Seattle Bank for this specific plan.

2.1.7	Plan means the Bank Incentive Compensation Plan – Annual Plan for President and CEO.

2.1.8	Plan Year means the calendar year, January 1 through December 31, over which both Seattle Bank and Participant performance is measured.

2.1.9	President means the President and Chief Executive Officer of the Seattle Bank.

3.0	Eligibility

3.1	The President is an eligible participant under this Plan, effective January 1, 2009.

4.0	Incentive Award Opportunity

4.1	Each Plan Year, the Seattle Bank will determine an award opportunity for the President. The award opportunity shall be a percentage of the annual base salary as described in Appendix A Table 1 – Incentive Award Opportunity.

5.0	Performance Measures

5.1	Bankwide and individual performance measures will be established with respect to each Plan Year as described in Appendix A. Three achievement levels will be set for each bankwide performance measure:

Threshold	The minimum achievement level accepted for the performance measure.

Target	The achievement level for the performance measure.

Maximum	The achievement level for the performance measure which substantially exceeds the target level of achievement.

Individual performance goal measures will include four levels:

More is expected – performs at basic job requirements and does not meet all line of sight goals.

Meets all goals – performs at or at times above basic job requirements and meets all line of sight goals.

Exceeds expectations – performs consistently above basic job requirements and exceeds all line of sight goals.

Recognized enterprise performance – performs consistently at a high level above basic job requirements, exceeding supervisor and Committee expectations, and exceeds all line of sight goals.

5.2	Bankwide measures will be reviewed by the Governance, Budget and Compensation Committee and approved by the Board.

5.3	Participant incentive award will be based on bankwide performance objectives first and secondly on the individual performance goals.

5.3.1	Participant will typically have two to four major goals established that reflect the priorities of the Participant for the Plan Year.

5.3.2	Participant’s individual performance goals will be established between mutual agreement between the Participant and the Executive Committee of the board.

5.3.3	All performance goals are to remain in effect for the entire Plan Year. However, in its sole discretion, the Governance, Budget and Compensation Committee with Board approval may revise Seattle Bank performance measures and the Executive Committee may revise individual performance goals for the Plan Year after the year commences.

6.0	Award Determination

6.1	The method of determining the incentive award will be according to the following sequence:

6.1.1	After the plan year ends determine the Participant’s base salary for the Plan Year (defined as the normal rate of pay before any other add-ons (bonuses, incentives, etc).

6.1.2	Using a linear approach, evaluate actual Seattle Bank performance against the Bankwide performance at or between threshold and target, or target and maximum as identified in Appendix B – Table 2.

6.1.3	Evaluate actual overall individual Participant performance at “More is expected,” “Meets all goals,” “Exceeds expectations,” and “Recognized enterprise performance”. If the individual goal ratings do not line up specifically as outlined in Section 5.1, then the Participants overall performance rating will be at the discretion of the Chairman of the Board.

6.1.4	Subject to the provisions of Section 11.8, determine the interpolated award opportunity by relating the Seattle Bank Performance achievement level (derived in 6.1.2) to the Individual Performance achievement level (derived in 6.1.3).

6.2

Depending upon the board’s assessment of severity, the Participant may receive anywhere from no award up to a maximum of 50% of their otherwise earned award if during the most recent examination of the Seattle Bank by the Federal Housing Finance Agency (FHFA) or successor regulator, an unsafe or unsound practice or condition with regard to the Seattle Bank was identified, unless the practice or condition took place prior to start of employment, comes to the attention of said Participant and is not continued. However, the Level II and III Participants may receive their earned award provided that the finding of an unsafe or unsound practice or condition is subsequently resolved within the Plan Year in favor of the Seattle Bank by the FHFA. The Board, in its sole discretion may take into consideration mitigating factors to approve the award as noted in 11.11 (Miscellaneous Conditions).

6.3	Unless approved by the Board, no award will be received if Participant receives a written warning for performance or misconduct at any time during the Plan Year.

7.0	Award Conditions

7.1	If the Seattle Bank achieves its threshold performance measures but Participant’s performance fails to meet basic expectations no incentive award will be made to the Participant. Likewise, should Participant’s performance meet expectations but the Seattle Bank fails to achieve threshold performance no incentive award will be made to Participant. However, at the Committee’s sole discretion, an incentive award may be recommended for Seattle Bank performance below threshold subject to final approval by the Board.

8.0	Participant Performance Reviews

8.1	The Participant’s performance will be reviewed June of the Plan Year with a final assessment completed by the Executive Committee after the end of the Plan Year.

9.0	Plan Communication

9.1	Communications with Participant regarding the Plan should be made according to the following schedule:

First quarter of Plan Year	• Communicate Bank Incentive Compensation Plan document and material changes. • Communicate bankwide goals. • Set individual goals.

June of Plan Year	Review of progress toward achieving individual goals.

After end of Plan Year	Final assessment of Seattle Bank and individual performance.

10.0	Administrative Control

10.1	The Seattle Bank’s Human Resources Department will administer the Plan.

10.2	The Board will have ultimate authority over the structure and goals of the Plan, and any incentive payouts from the Plan.

11.0	Miscellaneous Conditions

11.1	Except as provided in Section 11.3, Participant must be employed by the Seattle Bank until the pay period in which the payments are made – in February of the following year.

11.2	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.

11.3	The Board may approve a prorated award if Participant terminates employment, retires, dies, or becomes disabled during the Plan Year.

11.4	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Seattle Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Seattle Bank to continue the service of any employee or Participant, or to affect or modify any employee’s or Participant’s term of employment in any way.

11.5	The right of the Seattle Bank to discipline or discharge a Participant shall not be affected by any provision of this Plan.

11.6	All awards under the Plan will be paid out through regular payroll and will be subject to applicable payroll tax withholdings and other appropriate deductions.

11.7	Incentive awards will be made as soon as practical following the end of the Plan Year, but no later than the last pay period in February.

11.8	The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended incentive award amount (including the determination of a lesser award or no award), without the consent of any Participant.

11.9	Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Seattle Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

11.10	This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Seattle Bank for payment of any award under this program.

11.11	The Plan shall be construed, regulated, and administered in accordance with the laws of the state of Washington, unless otherwise preempted by the laws of the United States.

11.12	If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

11.13	If a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate. The Seattle Bank’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

11.14	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan for President and CEO

APPENDIX A

2009 Plan Year

Incentive Award Opportunity (as a percentage of base salary)

The interpolated incentive award is determined based on a linear approach against bankwide measures at or between threshold and target, or target and maximum, and adjusted for individual performance as follows:

Table 1 – Incentive Award Opportunity

	Individual Performance	Bank Performance
Level		No Award	Threshold	Target	Maximum
I - President (Grade 24)	Recognized Enterprise Performance	0%	35%	45%	60%
	Exceeds Expectations	0%	25%	35%	45%
	Meets all Goals	0%	20%	25%	35%
	More is Expected	0%	0%	0%	0%

Bank Performance Measures

There will be one or more Seattle Bank performance measures for the 2009 Plan Year. (See Appendix B Table 2 – Bankwide Performance Measures) The achievement level for bankwide performance shall be according to specific measurements as reviewed by the Committee and adopted by the Board.

Individual Performance Measures

There will be two to four Individual performance measures for the 2009 Plan year. The Individual Performance Achievement Level is determined by the Individuals overall goal performance at More is expected, Meets all goals, Exceeds expectations, and Enterprise performance.